SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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The following letter, dated April 24, 2008, was sent from M. Keith Waddell, Vice Chairman and Chief Financial Officer of the Registrant, to FMR Corporation, a stockholder of the Registrant. The letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

April 24, 2008

Joseph Vitelli

FMR Corporation

1 Spartan Way

TS 1E

Merrimack, NH 03054

Re:	Robert Half International Inc.

Stock Incentive Plan

Dear Mr. Vitelli:

This letter will confirm that, at the May 6, 2008, meeting of the Board of Directors of Robert Half International Inc., management will recommend the following amendments of the Stock Incentive Plan to the Board of Directors:

1.	The last sentence of the second paragraph of Section 3(a) currently states:

“Only the Board of Directors may make Award grants and administer the Plan with respect to Outside Directors.”

It will be recommended that such sentence be amended to state:

“Only the Compensation Committee may make Award grants and administer the Plan with respect to Section 16 Participants.”

2.	Sections 6(c), 7(d), 9(d) and 10(c) currently state that awards may provide for accelerated vesting in the event of “Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or other events, including as provided in any Other Agreement.” It will be recommended that such sections be amended to state that awards may provide for accelerated vesting in the event of “Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement.”

Management expects such amendments to be adopted by the Board of Directors.

Sincerely,

/s/ M. Keith Waddell

Vice Chairman and Chief Financial Officer